Exhibit 10.12

FORM OF PERFORMANCE OPTION AGREEMENT

Dear [Participant Name]:

Pursuant to the 2023 Employee Stock Plan (the “Plan”) of Madison Square Garden Entertainment Corp. (formerly known as MSGE Spinco, Inc.) (the “Company”), on [Date] (the “Effective Date”) you have been awarded nonqualified options (the “Options”) to purchase [#shares] shares of the Company’s Class A Common Stock, par value $.01 per share (“Class A Common Stock”) at a price of $[Dollars] per share. The Award is granted subject to the terms and conditions set forth below and in the Plan.

Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Options are granted subject to the terms and conditions set forth below:

1.    Vesting. In accordance with the terms of this Agreement, a target of [#Options] Options (the “Target Award”), and a maximum of [#Options] Options, will vest and become exercisable, which number of Options will be determined based on the extent to which the performance criteria (the “Objectives”) set forth in Appendix 1 to this Agreement have been attained in respect of the period from July 1, [year] to June 30, [year] (the “Performance Period”). The Options, calculated in accordance with Appendix 1, will vest [on [Date], subject to the determination by the Compensation Committee of the Board of Directors of the Company (as more fully described in Section 15, the “Committee”) of the Company’s performance against the Objectives][upon the date on which the Compensation Committee of the Board of Directors of the Company (as more fully described in Section 15, the “Committee”) determines the Company’s performance against the Objectives] (the “Vesting Date”), and any Options that do not so vest shall be immediately and automatically forfeited as of the Vesting Date; provided that you have remained in the continuous employ of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group (each as defined below) from the Effective Date through the Vesting Date.

For purposes of this Agreement, the “MSG Entertainment Group” means the Company and any of its Subsidiaries. The “MSG Sphere Group” means MSG Sphere Corp. (formerly known as Madison Square Garden Entertainment Corp.) (“MSG Sphere”) and any of its Subsidiaries. The “MSG Sports Group” means Madison Square Garden Sports Corp. (“MSG Sports”) and any of its Subsidiaries.

For purposes of this Agreement, if you are employed by the MSG Entertainment Group, your “Employer” means the Company; if you are employed by the MSG Sphere Group, your “Employer” means MSG Sphere; if you are employed by the MSG Sports Group, your “Employer” means MSG Sports; if you are employed by both the MSG Entertainment Group and the MSG Sphere Group, your “Employer” means MSG Entertainment; if you are employed by both the MSG Entertainment Group and the MSG Sports Group, your “Employer” means MSG Entertainment; and if you are employed by each of the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group, your “Employer” means MSG Entertainment.

2.    Exercise. You may exercise the Options that become vested and exercisable by following such procedures as established by the Company, specifying the number of shares of Class A Common Stock as to which the Options are being exercised (the “Exercise Notice”). Unless the Committee chooses to settle such exercise in cash, shares of Class A Common Stock, or a combination thereof pursuant to Section 3, you will be required to deliver to the Company, or such person as the Company may designate, within such time period as the Company may require, payment in full of the exercise price and any taxes due on account of such exercise.

3.    Option Spread. Upon receipt of the Exercise Notice, the Committee may elect, in lieu of issuing shares of Class A Common Stock, to settle the exercise covered by such notice by paying you an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one (1) share of Class A Common Stock on the date of exercise over the per share exercise price of the Options (the “Option Spread”) by (ii) the number of shares of Class A Common Stock specified in the Exercise Notice. The amount payable to you in these circumstances may be paid by the Company either in cash or in shares of Class A Common Stock having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Company shall determine. Class A Common Stock used to pay the Option Spread pursuant to this Section 3 will be valued at the Fair Market Value as of the day the Exercise Notice is received by the Company.

4.    Expiration. The Options will terminate automatically and without further notice on [Date], or at any of the following dates, if earlier:

(A)    with respect to those Options which are then unexercisable, the date upon which you are no longer employed by the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, unless as a result of your death, in which case a number of your Options granted under this Agreement shall become immediately exercisable as follows:[ (i)] if your employment terminates due to your death prior to [Date], then a portion of the Target Award, determined based on the number of months of your employment completed prior to such termination during the period commencing on [Date] and ending on [Date], will vest as of the termination date[ or (ii) if your employment terminates due to your death after [Date] but prior to the Vesting Date, then the number of Options that would have vested on the Vesting Date had your employment not been so terminated shall vest as of the termination date];

(B)    with respect to those Options which are then exercisable, (1) in the event of a termination of your employment by your Employer without Cause (other than while you are Disabled) or your resignation of employment from your Employer[ (other than due to Retirement, in which case the Options will remain exercisable until [Date])]1, ninety (90) days following the date upon which you are no longer employed or (2) in the event of your death or a termination of your employment with your Employer while you are Disabled, the first anniversary of your death or the date upon which you are no longer employed by your Employer, as applicable; or

[1]	To be included on a case-by-case basis as determined by the Compensation Committee in its sole discretion.

(C)    with respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with your Employer is terminated for Cause.

5.    Definitions. For purposes of this Agreement:

(A)    “Disabled” means that you received short term disability income replacement payments for six (6) months, and thereafter (A) have been determined to be disabled in accordance with your Employer’s long term disability plan in which employees of your Employer are generally able to participate, if one is in effect at such time or (B) to the extent no such long term disability plan exists, have been determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the department or vendor directed by your Employer to determine eligibility for unpaid medical leave.

(B)    “Cause” means, as determined by the compensation committee of your Employer, in its sole discretion, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your Employer or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

(C)    [“Retirement” means the voluntary termination by you of your employment with your Employer at such time as (i) you have attained at least the age of fifty-five (55) and (ii) you have been employed by the MSG Entertainment Group, the MSG Sphere Group and/or the MSG Sports Group for at least five (5) years in the aggregate; provided that your Employer may nevertheless decide, in its sole discretion, not to treat your termination of employment as a “Retirement” hereunder. Treatment of your termination of employment as a “Retirement” hereunder shall be further subject to your execution (and the effectiveness) of a “retirement agreement” to your Employer’s satisfaction, including, without limitation (to the extent desired by your Employer), non-compete, non-disparagement, non-solicitation, confidentiality and further cooperation obligations/restrictions on you as well as a general release by you of the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group. The above definition of “Retirement” is solely for purposes of this Agreement and shall not, in any way, create or imply any obligations of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group (under any other agreement or otherwise) with respect to any such termination of your employment.]2

6.    Change of Control/Going-Private Transaction. As set forth in Appendix 2 attached hereto, the Options may be affected in the event of a MSG Entertainment

[2]	See footnote 1.

Change of Control, a MSG Sphere Change of Control, a MSG Sports Change of Control or a going-private transaction with respect to the Company, MSG Sphere or MSG Sports (each as defined in Appendix 2 attached hereto).

7.    Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of exercising the Options and receiving shares of Class A Common Stock and cash. You hereby represent to the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group that you are relying solely on such advisors and not on any statements or representations of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, any of their respective Affiliates or any of their respective agents. If, in connection with the exercise of the Options, your Employer is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.

8.    Section 409A. It is the intent that payments under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payment or benefit under this Agreement is determined by your Employer to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by your Employer), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of your separation from service (or your earlier death).

9.    Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Options, other than to the extent provided in the Plan.

10.    Non-Qualification as ISO. The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422A of the Code.

11.    Securities Law Acknowledgments. You hereby acknowledge and confirm to the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group that (i) you are aware that the shares of Class A Common Stock are publicly-traded securities and (ii) the shares of Class A Common Stock issuable upon exercise of the Options may not be sold or otherwise transferred unless such sale or transfer is registered under the Securities Act of 1933, as amended, and the securities laws of any applicable state or other jurisdiction, or is exempt from such registration.

12.    Governing Law. This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York.

13.    Jurisdiction and Venue. You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of

America located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

14.    Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.

15.    The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

16.    Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

17.    Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 6 and Appendix 2 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

18.    Options Subject to the Plan. The Options granted by this Agreement are subject to the Plan.

19.    Entire Agreement. Except for any employment agreement between you and the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced; provided that such modification, renewal or replacement shall not extend the time any Options may be exercised beyond the time provided herein or in such original employment agreement), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the Options covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 8 and 25, in the event of a conflict among the documents with respect to the terms and conditions of the Options covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.

20.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

21.    Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

22.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

23.    Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that all shares of Class A Common Stock and cash received upon each exercise of the Options shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, except as determined otherwise by the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares of Class A Common Stock and cash will be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group.

24.    No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, or derogate from the right of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.

25.    Subsidiaries. For purposes of this Agreement, “Subsidiaries” means any entities that are controlled, directly or indirectly, by the Company, MSG Sphere or MSG Sports, as applicable, or in which the Company, MSG Sphere or MSG Sports, as applicable, owns, directly or indirectly, more than 50% of the equity interests.

26.    Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

27.    Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Effective Date.

28.    Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

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MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.